Exhibit T3B-50

OPERATING AGREEMENT

OF

PARKER SOLUTIONS NJ LLC

This Operating Agreement (the "Agreement") of PARKER SOLUTIONS NJ LLC (the "Company"), effective as of September 28, 2022 (the "Effective Date"), is entered into by and between the Company and CSAC ACQUISITION INC., as the single member of the Company (the "Member").

WHEREAS, the Company was formed as a limited liability company on by the filing of a certificate of formation (the "Certificate of Formation") with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services ("DORES") pursuant to and in accordance with the New Jersey Revised Uniform Limited Liability Company Act, as amended from time to time ("RULLCA"); and

NOW, THEREFORE, the Member and the Company agree that the membership in and management of the Company shall be governed by the terms set forth herein:

1. Name. The name of the Company is PARKER SOLUTIONS NJ LLC.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under RULLCA and to engage in any and all activities necessary or incidental thereto.

3. Powers. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is organized, including the powers granted by RULLCA.

4. Registered Office and Agent. The address of the registered office and the name of the agent of the Company in the State of New Jersey for service of process at that address shall be as set forth in the Certificate of Formation or any subsequent filing with DORES. In the event of a change in the registered office or agent of the Company, the Member shall promptly file any required documentation with DORES in the manner provided by RULLCA.

5. Members.

a. Initial Member. The Member owns 100% of the transferable interests in the Company. The name and business, residence, or mailing address of the Member are as:

CSAC Acquisition Inc.

2601 South Bayshore Dr., Ste. 900

Miami, FL 33133

b. Additional Members. One or more additional members may be admitted to the Company with the written consent of the Member. Before the admission of any such additional members to the Company, the Member shall adopt a new operating agreement or amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement, counterpart, or joinder agreement to this Agreement, as necessary.

c. No Certificates for Transferable Interests. The Company will not issue any certificates to evidence ownership of transferable interests.

6. Management.

a. Authority; Powers and Duties of the Member. The Company shall be member-managed. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under RULLCA, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement.

b. Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an "Officer"). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action, including any debt contracted or liability incurred by or on behalf of the Company, taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. The Member may, but is not required to, reflect the authority of any such person, or limitations thereon, by filing a statement of authority or similar document with DORES. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer as set forth in this Agreement and any instrument designating such Officer and the delegated authority.

7. Liability of Member; Indemnification.

a. Liability of Member. Except as otherwise required by RULLCA, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Member shall not be personally liable for any such debt, obligation, or liability of the Company solely by reason of being or acting as a member of the Company or participating in the management, control, or operation of the business of the Company.

b. Indemnification. To the fullest extent permitted by RULLCA, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim, or expense (including attorneys' fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 7(b) shall be provided out of and to the extent of Company assets [or insurance purchased by the Company] only, and neither the Member nor any other person shall have any personal liability on account thereof. The Member may elect to advance these funds or reimburse the Member as it shall deem appropriate in each instance.

8. Term. The term of the Company shall be perpetual unless the Company is dissolved, liquidated, and terminated in accordance with Section 12.

9. Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property, or services as determined by the Member from time to time, or loan funds to the Company, as the Member may determine in its sole and absolute discretion; provided, that absent such determination, Member is under no obligation whatsoever, express or implied, to make any such contribution or loan to the Company.

10. Tax Status; Income and Deductions.

a. Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company's tax status as a disregarded entity.

b. Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of the Member.

11. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

12. Dissolution and Liquidation.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; (ii) the entry of a decree of judicial dissolution; or (iii) any other event or circumstance giving rise to the dissolution of the Company under RULLCA, unless the Company's existence is continued pursuant to RULLCA.

b. Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

c. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) second, to the Member.

13. Miscellaneous.

a. Amendments. Amendments to this Agreement may be made only with the [written] consent of the Member.

b. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed, and enforced in accordance with the laws of the State of New Jersey and, without limitation thereof, RULLCA, without giving effect to principles of conflicts of law.

c. Severability. In the event that any provision of this Agreement is declared to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

d. No Third-Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

SOLE MEMBER:

CSAC ACQUISITION INC.

By:	/s/ Jonathan Sandelman
	Name:	Jonathan Sandelman
	Title:	President

COMPANY:

PARKER SOLUTIONS NJ LLC

By:	/s/ Jonathan Sandelman
	Name:	Jonathan Sandelman
	Title:	President of Sole Member

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